UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2015

Celladon Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36183	33-0971591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12707 High Bluff Drive, Suite 200 San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 350-4355

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 18, 2015, Celladon Corporation (“Celladon” or the “Company”), Celladon Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Celladon (“Merger Sub”), and Eiger BioPharmaceuticals, Inc., a Delaware corporation (“Eiger”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Eiger, with Eiger becoming a wholly-owned subsidiary of Celladon and the surviving corporation of the merger (the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, each outstanding share of Eiger common stock will be converted into the right to receive approximately 1.32 shares of common stock of the Company, subject to adjustment as well as the payment of cash in lieu of fractional shares. Immediately following the effective time of the Merger, Celladon equityholders are expected to own approximately 22% of the outstanding capital stock of the Company on a fully diluted basis after giving effect to Eiger’s pre-Merger financing activities referred to below, with the preexisting equityholders of Eiger expected to own approximately 45% and the participants in Eiger’s pre-Merger financing expected to receive approximately 33% for their investment.

Consummation of the Merger is subject to certain closing conditions, including, among other things, approval by the stockholders of Celladon and Eiger. The Merger Agreement contains certain termination rights for both Celladon and Eiger, and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $3.0 million.

At the effective time of the Merger, the Board of Directors of Celladon is expected to consist of seven members designated by Eiger.

In accordance with the terms of the Merger Agreement, (i) the officers and directors of Celladon have each entered into a support agreement with Eiger (the “Celladon Support Agreements”), and (ii) the officers, directors and certain affiliated stockholders of Eiger have each entered into a support agreement with Celladon (the “Eiger Support Agreements,” together with the Celladon Support Agreements, the “Support Agreements”). The Support Agreements place certain restrictions on the transfer of the shares of Celladon and Eiger held by the respective signatories thereto and include covenants as to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any actions that could adversely affect the consummation of the Merger.

Prior to Eiger’s entry into the Merger Agreement, certain third parties, including existing stockholders of Eiger, entered into agreements with Eiger pursuant to which such parties have agreed, subject to the terms and conditions of such agreements, to purchase prior to consummation of the Merger shares of Eiger’s capital stock and notes convertible into such shares upon the Merger for an aggregate purchase price of approximately $39.5 million. The consummation of the transactions contemplated by such agreements is conditioned upon the satisfaction or waiver of the conditions set forth in the Merger Agreement.

The preceding summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, the form of Celladon Support Agreement and the form of Eiger Support Agreement, which are filed as Exhibits 2.1, 2.2 and 2.3, respectively, and which are incorporated herein by reference.

Additional Information about the Merger and Where to Find It

In connection with the Merger, Celladon and Eiger intend to file relevant materials with the Securities and Exchange Commission, or the SEC, including a registration statement on Form S-4 that will contain a prospectus and a joint proxy statement. Investors and security holders of Celladon and Eiger are urged to read these materials when they become available because they will contain important information about Celladon, Eiger and the Merger. The joint proxy statement, prospectus and other relevant materials (when they become available), and any other documents filed by Celladon with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Celladon by directing a written request to: Celladon Corporation, 12707 High Bluff Drive, Suite 200, San Diego, CA 92130, Attention: Investor Relations. Investors and security holders are urged to read the joint proxy statement, prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the Merger.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Celladon and its directors and executive officers and Eiger and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Celladon in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the merger will be included in the joint proxy statement/prospectus referred to above. Additional information regarding the directors and executive officers of Celladon is also included in Celladon Annual Report on Form 10-K for the year ended December 31, 2014 and the proxy statement for Celladon’s 2015 Annual Meeting of Stockholders. These documents are available free of charge at the SEC web site (www.sec.gov) and from Investor Relations at Celladon at the address described above.

Item 2.05 Costs Associated with Exit or Disposal Activities.

As previously disclosed on April 30, 2015, on April 26, 2015, Celladon’s Board approved an approximately 50% reduction to the Company’s then-current workforce in light of the negative CUPID 2 data announced on April 26, 2015. As further previously disclosed, following further analysis of the CUPID 2 data and taking into consideration the direction of the strategic process announced on June 1, 2015, in order to further reduce operating expenses and conserve cash resources, on June 23, 2015 the Board approved an approximately 50% reduction of the Company’s 17 then remaining full-time employees who were not included in the workforce reduction announced on April 30, 2015.

In connection with the proposed Merger disclosed in Item 1.01 above, on November 16, 2015, the Board ratified and approved a further reduction in force affecting all remaining employees and officers of the Company other than Andrew Jackson, the Company’s Chief Financial Officer, Fredrick Wiklund, the Company’s then Vice President, Corporate Development and Investor Relations, and Elizabeth Reed, the Company’s Vice President and General Counsel, with such terminations effective on or before November 15, 2015 with the exception of Paul Cleveland, the Company’s President and Chief Executive Officer, whose termination is to be effective as of midnight on November 19, 2015. The Company expects that the remaining three executives will be separated from the Company no later than the closing of the Merger. The Company estimates that it will incur incremental aggregate cash charges of approximately $1.93 million associated with the November 2015 workforce reduction.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of a further reduction in force implemented in connection with the proposed Merger, Paul Cleveland, President and Chief Executive Officer of Celladon, will be separated from the Company effective as of midnight on November 19, 2015, and Mr. Cleveland is resigning as a director effective at that time. Fredrik Wiklund, who previously served as Celladon’s Vice President of Corporate Development and Investor Relations, has been appointed as Celladon’s new President and Chief Executive Officer to succeed Mr. Cleveland effective upon Mr. Cleveland’s separation. The information in Celladon’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on April 30, 2015 relating to Mr. Wiklund’s employment history and related party transactions is incorporated herein by reference.

On November 18, 2015, the Company entered into agreements with each of Messrs. Wiklund and Jackson and Ms. Reed, the sole remaining employees of the Company, providing for a cash bonus payment (an “Executive Bonus Payment”) to each of them in an amount equal to the cash severance and retention benefit payments provided in each officer’s previously existing agreements. The Executive Bonus Payment for each officer equals the cash payment amount that each such officer would have been entitled to under the terms of his or her employment agreement, as amended, and his or her Retention Agreement dated May 27, 2015 that was entered into pursuant to the Retention Program adopted on April 26, 2015 and amended on May 13, 2015 (collectively, the “Prior Agreements”) had such officer been terminated without cause or resigned for good reason (or, with respect to the Retention Agreements, remained employed by the Company on December 31, 2015), and replaces and supersedes each officer’s right to any cash severance or retention benefits under the Prior Agreements. Each officer’s Executive Bonus Payment will be subject to his or her delivery of an effective waiver and release of claims and is expected to be paid in late 2015 or early 2016. Each of Messrs. Wiklund’s and Jackson’s and Ms. Reed’s employment relationship with the Company remains at-will and continued employment with the Company is not a requirement to receive the Executive Bonus Payment. Copies of the bonus agreements are attached hereto as Exhibits 10.1, 10.2 and 10.3 and are incorporated by reference herein.

In connection with the proposed Merger disclosed in Item 1.01 above, effective November 16, 2015, the Board adopted an incentive bonus program for the Company’s remaining three officers, who are the sole remaining employees of the Company, pursuant to which they will be eligible to receive incentive payments upon the achievement of the following key milestones: (i) filing of the registration statement on Form S-4 in respect of the proposed Merger; (ii) mailing of the joint proxy statement portion of such registration statement on Form S-4 to the Company’s stockholders; and (iii) approval of the Merger by the Company’s stockholders. Subject to achievement and provided that such officer remains employed with the Company as of the date of such milestone achievement, Mr. Wiklund will be eligible to receive a payment of $50,000 for each milestone, and each of Mr. Jackson and Ms. Reed will be eligible to receive a payment of $40,000 for each milestone.

Item 7.01 Regulation FD Disclosure.

Celladon and Eiger will host a joint conference call to discuss the proposed Merger as follows:

Thursday, November 19, 2015 @ 8:30 am Eastern Time/5:30 am Pacific Time
Domestic:	(855) 455-6053
International:	(484) 756-4307
Conference ID:	83633956
Webcast:	www.celladon.com

Replays – Available through Thursday, November 26, 2015
Domestic:	(855) 859-2056
International:	(404) 537-3406
Conference ID:	83633956

By filing the information in this Item 7.01 of this Current Report on Form 8-K, Celladon makes no admission as to the materiality of any information in this report. The information contained herein is intended to be considered in the context of Celladon filings with the SEC and other public announcements that Celladon makes, by press release or otherwise, from time to time. Celladon undertakes no duty or obligation to publicly update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

Item 8.01 Other Events.

On November 18, 2015, Celladon issued a joint press release with Eiger relating to the Merger Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Reference is made to the Exhibit Index included with this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Celladon Corporation
Dated: November 19, 2015
	By:	/s/ Andrew C. Jackson
Andrew C. Jackson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger and Reorganization, dated as of November 18, 2015, by and among Celladon Corporation, Celladon Merger Sub, Inc. and Eiger BioPharmaceuticals, Inc.

2.2	Form of Support Agreement, by and between Celladon Corporation and certain directors, officers and affiliated stockholders of Eiger BioPharmaceutials.

2.3	Form of Support Agreement, by and between Eiger BioPharmaceuticals, Inc. and certain directors and officers of Celladon Corporation.

10.1	Bonus Agreement, dated as of November 18, 2015, by and between Celladon Corporation and Fredrick Wiklund.

10.2	Bonus Agreement, dated as of November 18, 2015, by and between Celladon Corporation and Andrew Jackson.

10.3	Bonus Agreement, dated as of November 18, 2015, by and between Celladon Corporation and Elizabeth Reed.

99.1	Press release dated November 18, 2015.

*	The schedules and exhibits to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.